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Jordan Industries, Inc.
September 9, 1997
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                                   Exhibit 5

                                                 September 9, 1997


Jordan Industries, Inc.
1751 Lake Cook Road, Suite 550
Deerfield, IL  60015

         Re: $120 million 103/8% Series B Senior Notes due 2007, $214,036,493 11 3/4% Series B Senior Subordinated Discount Debentures due 2009

Ladies and Gentlemen:

         We have acted as counsel to Jordan Industries, Inc., an Illinois corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of an exchange offer (the "Exchange Offer") relating to $120 million principal amount of Series A 103/8% Senior Notes due 2007 (the "Series A Senior Notes") and $214,036,493 principal amount at maturity of Series A 11 3/4% Senior Subordinated Discount Debentures due 2009 (the "Series A Discount Debentures"). The Series A Senior Notes and the Series A Discount Debentures were each issued under indentures (the "Indentures") between the Company and First Trust National Association, as trustee. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Act of a registration statement on Form S-4 (the "Registration Statement") relating to $120 million principal amount of Series B 103/8% Senior Notes due 2007 (the "Series B Senior Notes") and $214,036,493 principal amount at maturity of Series B 11 3/4% Senior Subordinated Discount Debentures due 2009 (the "Series B Discount Debentures") with respect to the proposed Exchange Offer for the Series A Senior Notes and Series A Discount Debentures, respectively. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the Series B Senior Notes and the Series B Discount Debentures will have been duly authorized for issuance and, when each series of Series
B Senior Notes or



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Jordan Industries, Inc.
September 9, 1997
Page 2

Series B Discount Debentures is duly executed, authenticated, issued and delivered, such series will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indentures, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (whether considered in a proceeding at law or in equity).

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."


                                                     Very truly yours,



                                                     MAYER, BROWN & PLATT